UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2025

XERIS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40880	87-1082097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 West Fulton Street, Suite 1300
Chicago, Illinois 60607
(Address of principal executive offices, including zip code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director Ricki Fairley
On March 28, 2025, Ms. Ricki Fairley, a director of Xeris Biopharma Holdings, Inc. (the “Company”), notified the Company of her decision to resign from the Board of Directors (the “Board”) of the Company, effective as of March 28, 2025. Ms. Fairley’s resignation was not because of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.
Retirement of Director John Schmid
On March 28, 2025, Mr. John Schmid informed the Board of his decision to not stand for reelection as a director at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”). Mr. Schmid’s current term will expire at the 2025 Annual Meeting. Mr. Schmid’s decision to not stand for reelection was not because of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices.
Appointment of Director James Brady
On March 28, 2025, the Board appointed Mr. James Brady to the Company’s Board, effective on such date. Mr. Brady will serve as a Class I director and his term will expire at the 2025 Annual Meeting, or until his earlier death, resignation, or removal. Subject to his reelection as a director at the 2025 Annual Meeting, Mr. Brady was also appointed to serve as Chair of the Board’s Audit Committee, effective immediately following the 2025 Annual Meeting.
From 1988 to 2018, Mr. Brady served in multiple leadership roles of increasing responsibility for AstraZeneca prior to his retirement in 2018. His more than thirty years of progressive experience at AstraZeneca included successful national, regional and global finance roles in corporate operations, manufacturing, commercial, marketing, market access, audit, international business, and biologics discovery and development. He most recently served as Chief Financial Officer of MedImmune, the biologics discovery and development division of AstraZeneca, from 2013 to 2018. During his tenure at MedImmune, biologics grew to represent more than half of the product development portfolio of AstraZeneca and five biologics were successfully brought to market. Since March 2022, Mr. Brady has served as a member of the board of directors and as a member of the audit committee of the board of directors of Verona Pharma plc. From October 2021 to February 2025, Mr. Brady served as a director of Panavance Therapeutics, Inc. Mr. Brady is a Certified Public Accountant and previously worked at Arthur Andersen & Company. He holds a B.S. in Accounting from Saint Joseph’s University and an MBA from Drexel University.
There is no arrangement or understanding between Mr. Brady and any other person pursuant to which Mr. Brady was selected as a director. The Board has affirmatively determined that Mr. Brady qualifies as independent under Nasdaq listing standards and has no material direct or indirect interest in a related party transaction that requires disclosure under Item 404(a) of Regulation S-K.
Mr. Brady will be eligible to receive compensation in respect of his Board service under the Company’s non-employee director compensation program, including cash compensation as described in the Company's Definitive Proxy Statement on Schedule 14A, filed on April 23, 2024, an initial equity grant upon election or appointment to the Board, comprised of 100,000 restricted stock units, and, commencing in the year following the initial equity grant, an annual equity grant comprised of 50,000 restricted stock units. Under the Company's non-employee director compensation program, initial equity grants vest in three equal annual installments on the first three anniversaries of the grant date, annual equity grants vest in full on the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders, in each case subject to the non-employee director's continued service to the Board through the applicable vesting date. On March 28, 2025, Mr. Brady was granted an initial equity grant of 100,000 restricted stock units under the Company’s 2018 Stock Option and Incentive Plan.
Mr. Brady and the Company have entered into an indemnification agreement (the “Indemnification Agreement”) which will provide indemnification protection for Mr. Brady in connection with his service as a director of the Company. The Indemnification Agreement is substantially similar to the form filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 6, 2025 and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
A press release regarding the resignation of Ms. Fairley as a director, retirement of Mr. Schmid as a director, and the appointment of Mr. Brady as a director is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated March 28, 2025, issued by the Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2025	Xeris Biopharma Holdings, Inc.

	By:	/s/ Steven M. Pieper
Name: Steven M. Pieper
Title: Chief Financial Officer